Exhibit 99.4

June 10, 2014

To our valued customers:

As you know, we received a revised unsolicited proposal from Valeant Pharmaceuticals and Pershing Square on May 30, 2014. This morning, we communicated to Valeant that the Allergan Board of Directors unanimously rejected this revised proposal. The Board believes the proposal substantially undervalues Allergan and is not in the best interests of our company, our stockholders and you, our customers, and your patients.

Since Valeant announced its initial hostile proposal to acquire Allergan, we have heard from physicians and healthcare providers around the world. They have told us that our work has made a difference to them, the medical community, and their patients; and they have shared their concerns about the potential impact of a Valeant transaction on Allergan, particularly on research and development and future innovation.

All of us at Allergan pride ourselves on superior R&D efforts, a distinction in innovation, first-in-class customer service and excellence in physician education and training. You can count on us to remain true to these key principles.

We recognize Allergan’s leadership position in the industry is due in large part to you. It is our belief that under Valeant, a company with a business model built upon low organic sales growth, serial acquisitions and extreme cuts across R&D and sales and marketing, Allergan would suffer and we would no longer be able to provide you the superior customer service and high-quality products you have come to expect from us. For this reason, and many more, our Board strongly believes that this proposal should be of serious concern to our stockholders, our employees, and importantly, you, our customers.

As we move through this process, we want to assure you that it remains business as usual at Allergan. We remain focused on continuing to meet and exceed your expectations and will continue to deliver innovative products that will help improve the lives of your patients. We want to thank you for the many phone calls and emails with your words of encouragement. I hope that we can count on your continued support throughout this process.

We promise to keep you informed of further developments related to this matter. In the meantime, please feel free to contact me at Pyott.David@allergan.com or your local sales representative with any questions or concerns or you can find additional information on www.allergan.com.

Sincerely,

David E.I. Pyott, CBE

Chairman of the Board & Chief Executive Officer

Important Additional Information

Allergan, its directors and certain of its officers and employees are participants in solicitations of Allergan stockholders. Information regarding the names of Allergan’s directors and executive officers and their respective interests in Allergan by security holdings or otherwise is set forth in Allergan’s proxy statement for its 2014 annual meeting of stockholders, filed with the SEC on March 26, 2014, as supplemented by the proxy information filed with the SEC on April 22, 2014. Additional information can be found in Allergan’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 7, 2014. To the extent holdings of Allergan’s securities have changed since the amounts printed in the proxy statement for the 2014 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

STOCKHOLDERS ARE ENCOURAGED TO READ ANY ALLERGAN SOLICITATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ALLERGAN MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any solicitation statement and any other documents filed by Allergan with the SEC at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of Allergan’s website at www.allergan.com.